Exhibit 10.155

                                                                     RESTRICTED
                                                                    STOCK GRANT
                                                                       Terms
                                                                   Director Plan
                                                                       Rev. I


                                  TIFFANY & CO.
                             a Delaware Corporation
                                 (the "Company")
                         TERMS OF RESTRICTED STOCK GRANT
                                    under the
                     2008 DIRECTORS EQUITY COMPENSATION PLAN
                                  (the "Plan")
                           Terms Adopted May 21, 2009

1. Introduction and Terms of Grant. Participant has been granted (the "Grant") Stock Units which shall be settled by the issuance and delivery of Shares of Common Stock. The Grant has been made under the Plan by the Nominating/Corporate Governance Committee of the Company Board (the "Committee"). The name of the "Participant", the "Grant Date", the number of "Stock Units" granted and the "Maturity Date" are stated in the attached "Notice of Grant". The other terms and conditions of the Grant are stated in this document and in the Plan.

2. Grant and Adjustment. Subject to the terms and conditions stated in this document, Participant has been granted Stock Units by the Company. As of the Grant Date, each Stock Unit has a Settlement Value of one Share, but the number of Shares which shall be issued and delivered pursuant to the Grant on the settlement of each Stock Unit (the "Settlement Value") shall be subject to adjustment as provided in Section 4.2(c) of the Plan, to adjust for, among other corporate developments, stock splits and stock dividends. References to Settlement Values in this document shall be deemed reference to Settlement Values as so adjusted. As anticipated in Section 4.7 of the Plan, Shares that have not been issued and delivered to a Participant shall be represented by Stock Units.

3. Vesting. Except as otherwise provided in this Section 3 or Section 5 below, Stock Units granted will vest in full (100%) on the one year anniversary of the Grant Date. A Stock Unit shall not vest and will be deemed to have "expired" and shall not be settled for Shares if the Participant's Date of Termination occurs before the one-year anniversary of the Grant Date unless the Participant's Date of Termination occurs by reason of death or Disability, in which case the Grant shall vest on said Date of Termination. A Stock Unit which fails to vest on or before Participant's Date of Termination shall be void and shall not confer upon the owner of such Stock Unit any rights, including any right to any Share.

4. Maturity. Following the Maturity Date of a Stock Unit that has vested, the Settlement Value of the Stock Unit in Shares shall be issued and delivered within thirty (30) days to or for the account of Participant. The Participant shall have no right to accelerate or change such date. Except as provided in this Section 4 or in Section 5 below, the Maturity Date for each grant is indicated in the Notice of Grant ("Maturity Date"). The Maturity Date shown on the Notice of Grant was elected by the Participant by written notice given to the Secretary of the Company no later than the Grant Date from amongst one of the following alternative Maturity Dates: (i) the one-year anniversary of the Grant Date; (ii) the six-month anniversary of Participant's Date of Termination; or (iii) a date certain, such date to be no earlier than the one year anniversary of the Grant Date. If the Participant's Date of Termination occurs by reason of death or Disability the Maturity Date of a Stock Unit shall be said Date of Termination. If the Participant's death occurs after his or her Date of Termination the Maturity Date of a Stock Unit shall be Participant's date of death.



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5.  Effect of Change in  Control.  A Grant  that has not  previously  vested and matured shall vest and mature on a Change in Control Date and the Change in Control Date shall be the Maturity Date for such Grant.

6. No Dividends or Interest. No dividends or interest shall accrue or be payable upon any Stock Unit. Until a Share is issued and delivered it shall not be registered in the name of the Participant.

7. Transferability. The Stock Units are not transferable otherwise than by will or the laws of descent and distribution or pursuant to a "domestic relations order", as defined in the Code or Title I of the Employee Retirement Income Security Act or the rules thereunder, and shall not be otherwise transferred, assigned, pledged, hypothecated or otherwise disposed of in any way, whether by operation of law or otherwise, nor shall the Stock Units be subject to execution, attachment or similar process. Notwithstanding the foregoing, the Stock Units may be transferred by the Participant to (i) the spouse, children or grandchildren of the Participant (each an "Immediate Family Member"), (ii) a trust or trusts for the exclusive benefit of any or all Immediate Family Members, (iii) a partnership in which any or all Immediate Family Members are the only partners, or (iv) to a retirement plan for the sole benefit of the Participant and/or his Immediate Family Members provided that (x) there may be no consideration paid or otherwise given for any such transfer, and (y) subsequent transfer of the Stock Units is prohibited otherwise than by will, the laws of descent and distribution or pursuant to a domestic relations order. Following transfer, the Stock Units shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. The provisions of Sections 3, 4 and 5 above shall continue to be applied with respect to the original Participant following transfer and the Stock Units shall vest and mature only to the extent specified therein. Upon any attempt to transfer the Stock Units otherwise than as permitted herein or to assign, pledge, hypothecate or otherwise dispose of the Stock Units otherwise than as permitted herein, or upon the levy of any execution, attachment or similar process upon the Stock Units, the Stock Units shall immediately terminate and become null and void.

8. Definitions. For the purposes of the Grant, certain words and phrases are defined in the Definitional Appendix attached. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan shall have the same meaning in this document.

9. Heirs and Successors. The terms of the Grant shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets and business. Participant may designate a beneficiary of his/her rights under the Grant by filing written notice with the Secretary of the Company. If the Participant fails to designate a Beneficiary, or if the designated Beneficiary dies before the Participant, any Shares issuable hereunder will be delivered to the Participant's estate.

10. Administration. The authority to manage and control the operation and administration of the Grant shall be vested in the Committee, and the Committee shall have all powers with respect to the Grant as it has with respect to the Plan. Any interpretation of the Grant made by the Committee and any decision made by it with respect to the Grant are final and binding.

11. Plan Governs. Notwithstanding anything in this Agreement to the contrary, the terms of the Grant shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company.


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                                                       Appendix I -- Definitions

     "Affiliate" shall mean any Person that controls, is controlled by or is under common control with, any other Person, directly or indirectly.

     "Change in Control." A Change in Control shall be deemed to have occurred if:

          (i)  any Person, or any syndicate or group deemed to be a person under
               Section 14(d)(2) of the Exchange Act, excluding Company or any of its Affiliates, a trustee or any fiduciary holding securities under an employee benefit plan of Company or any of its Affiliates, an underwriter temporarily holding securities pursuant to an offering of such securities or a corporation owned, directly or indirectly by stockholders of Company in substantially the same proportion as their ownership of Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of Company representing Thirty-five percent (35%) or more of the combined voting power of Company's then outstanding securities entitled to vote in the election of directors of Company;

          (ii) if the Incumbent Directors cease to constitute a majority of the Company Board; provided, however, that no person shall be deemed an Incumbent Director if he or she was appointed or elected to the Company Board after having been designated to serve on the Company Board by a Person who has entered into an agreement with Company to effect a transaction described in clauses (i) through
               (iv) of this definition;

          (iii) there occurs a reorganization, merger, consolidation or other corporate transaction involving Company, in each case with respect to which the stockholders of Company immediately prior to such transaction do not, immediately after such transaction, own more than Fifty percent (50%) of the combined voting power of the Company or other corporation resulting from such transaction, as the case may be;

          (iv) all or substantially all of the assets of Company are sold, liquidated or distributed, except to an Affiliate of Company.

     "Change in Control Date" shall mean the date on which a Change in Control occurs except that a Change in Control which constitutes a Terminating
Transaction will be deemed to have occurred as of fourteen days prior to the date scheduled for the Terminating Transaction.

     "Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor provisions thereto.

     "Committee" shall mean the Nominating/Corporate Governance Committee of the Company Board, appointed by the Company Board at its May 15, 2008 meeting to serve as the "Committee" as that term is defined in Section 5 of the Plan.

     "Common Stock" shall mean the common stock of Company.

     "Company" shall mean Tiffany & Co., a Delaware corporation, and any successor to its business and/or assets by operation of law or otherwise.

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     "Company Board" shall mean the Board of Directors of Company.

     "Date of Termination" shall mean, with respect to any Participant, the first day occurring on or after the date Participant incurs a separation from service with the Company, as that term is described in Section 409A of the Code and the regulations thereunder.

     "Disability" shall mean Participant's inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or that is expected to last for a continuous period of not less than 12 months.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and any successor provisions thereto.

     "Incumbent Directors" shall mean those individuals who were members of the Company Board as of January 15, 2009 and those individuals whose later appointment to such Board, or whose later nomination for election to such Board by the stockholders of Company, was approved by a vote of at least a majority of those members of such Board who either were members of such Board as of January 15, 2009, or whose election or nomination for election was previously so approved.

     "Notice of Termination" shall mean a written notice from the Secretary of the Company confirming the removal of Participant from the Board of Directors, through the duly-authorized action of either Stockholder or Board of Directors, as expressly permitted under the Company's by-laws.

     "Person" shall mean any individual, firm, corporation, partnership, limited partnership, limited liability partnership, business trust, limited liability company, unincorporated association or other entity, and shall include any successor (by merger or otherwise) of such entity."

     "Plan"  shall mean the Tiffany & Co.  2008  Directors  Equity  Compensation
Plan.

     "Stockholder" shall mean each stockholder of record of the Company entitled to vote in accordance with the laws of the State of Delaware, the Company's Certificate of Incorporation, or the Company's by-laws.

     "Terminating Transaction" shall mean any one of the following:

          (i)  the dissolution or liquidation of the Company;

          (ii) a reorganization, merger or consolidation of the Company with one or more Persons as a result of which the Company goes out of existence or becomes a subsidiary of another Person; or

          (iii) upon the acquisition of substantially all of the property or more than eighty percent (80%) of the then outstanding stock of the Company by another Person;

provided that none of the foregoing transactions (i) through (iii) will be deemed to be a Terminating Transaction, if as of a date at least fourteen (14) days prior to the date scheduled for such transaction provisions have been made in writing in connection with such transaction for the assumption of the Grant or the substitution for the Grant of a new grant covering the publicly-traded stock of a successor Person, with appropriate adjustments as to the number and kind of shares.


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